                                                                 EXHIBIT 10.E.


       * = THE MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                              PURCHASE AGREEMENT

       THIS PURCHASE AGREEMENT (the "Agreement") is effective this 27th day of March, 1997, and entered into by and between GATEWAY 2000, INC., a Delaware corporation, 610 Gateway Drive, North Sioux City, SD 57049 and its Subsidiaries (hereafter "Gateway") and BOSTON ACOUSTICS, INC., a _____________ corporation, 300 Jubilee Drive, Peabody, MA 01960 (hereafter "Supplier").

       Gateway, a recognized manufacturer and/or distributor of computer-related equipment, desires to secure a proven source of Product as defined in this Agreement and attached Exhibits. Gateway prefers to establish a strong relation with Supplier so as to determine that Supplier is identified as a "Preferred Supplier".

       Supplier manufactures and/or sells and distributes Product as defined in this Agreement and attached Exhibits, and related equipment.

       It is mutually agreed that Gateway will purchase and accept from Supplier, and Supplier will deliver to Gateway, Product as defined in this Agreement and attached Exhibits, pursuant to and in accordance with the following definitions, terms, and conditions.


                                 AGREEMENT


1.     DEFINITIONS

       A. "Product", as used in this Agreement shall mean the deliverables in accordance with the product specifications mutually agreed to between the parties, as listed on Exhibit "A".


       B. "Specifications" as used in this Agreement shall mean the specifications for the Product to be sold by Supplier to Gateway as described on Exhibit "A".

       C. "Defect(s)" as used in this Agreement shall mean a deficiency, imperfection or insufficiency in the Product such that it is not fit for ordinary purposes for which it was purchased, sold or used.

       D. "Order", as used in this Agreement shall mean those purchase orders that Gateway shall provide to Supplier.

       E. "Confidential Information", as used in this Agreement shall mean components, types of systems, new product development, technical information, data, formulas, patterns, compilations, programs, devises, methods, techniques, marketing plans, business procedures, customer and supplier lists, agreements with any suppliers, supplements, techniques, or know-how, processes or other proprietary or confidential or intellectual property information which is received from the other under this Agreement, which is transmitted from the other party in written form and which, if disclosed to the general public, would cause harm to the transmitting party.

       F. "Epidemic Failures", as used in this Agreement shall mean that percentage of the units of Product accepted by Gateway in an Order therefor which fails to operate in accordance with performance specifications applicable to such Product solely as a result of the failure of such Product to conform with the warranty applicable to such Product as set forth in
Section 9 of this Agreement.

       G. "Preferred Supplier", as used in this Agreement shall mean a supplier who is capable of meeting schedule, quality, and pricing requirements.

       H.   The following Exhibits are incorporated into this Agreement:

            Exhibit A - Product, Packaging and Performance Specifications Exhibit B - Pricing
            Exhibit C - Gateway's Sample-Purchase Order
            Exhibit D - Routing Guide(s)
            Exhibit D-1 - Center for Production Replenishment Procedure Exhibit E - Engineering Change Requests
            Exhibit F - Regulatory Compliance
            Exhibit G - Supplier Certification
            Exhibit H - Inspection Procedure
            Exhibit I - Supplier Quality Engineering
            Exhibit J - Gateway Trademarks
            Exhibit K - Federal Acquisition Regulations


2.     TERMS AND CONDITIONS

       All purchase of Product shall be subject only to the terms and conditions of this Agreement and any other terms and conditions, oral or written, including, without limitation, any terms and conditions referenced in any Order, shall have no force or effect, except for Product description, Delivery Schedule, Price, and Amount of Product ordered.


3.     ORDERING PROCEDURE AND DELIVERY

       A. Gateway shall place all Orders under this Agreement by using Gateway's model numbers for Product. All Orders are subject to acceptance by Supplier and may be accepted in whole or in part within two (2) working days after Supplier's receipt of each Order. If Supplier fails to give written notice of rejection of any part of the Order within the time stated, the Order shall be deemed accepted.

      B. Gateway agrees to place a ninety (90) day order upon execution of this Agreement and maintain a continual ninety (90) day order, subject to the cancellation and rescheduling provisions of Section 7 for the term of this Agreement.

      C. Gateway shall use its best efforts to forecast its intended purchases of Product for the next six (6) month period. These forecasts are intended for planning purposes only and shall not be considered as firm commitments to purchase.

      D. The prices set forth on Exhibit B hereto include packaging for either air or surface transportation. All Product shall be suitably packaged to comply with the method of transportation and in compliance with the specifications set forth in this Agreement and the attached Exhibit A.

      E. A sample purchase order is attached hereto as Exhibit C. In the event of a conflict between the terms and conditions of this Agreement and the purchase order, the terms of this Agreement shall comply.

4.    PRICES

      A. PRODUCT PRICES. The prices applicable to Product are listed in U.S. Dollars on Exhibit B. Supplier and Gateway shall conference monthly to discuss issues such as performance and price changes with respect to unfilled and future orders. The prices are intended to remain in effect for the term of this Agreement, but may be equitably adjusted upon review, at least quarterly, by Gateway and Supplier consistent with a price reduction based upon product maturation, equitable lot buys, and/or materials cost reduction.

      B.   *

      C. EXCLUSIVITY. Gateway shall have a * exclusive from the date of Gateway's receipt of first product shipment. This exclusive shall apply only to OEM shipments of the respective products, and in no way precludes Supplier from shipping said products into the retail or distribution market. Schedule slippages caused by Supplier's negligence will result in a corresponding extension to the start of the period of exclusivity.

5.    PAYMENT.

      Both parties acknowledge that all prices for Product shall be made in U.S. Dollars. Terms of payment are net thirty (30) days from date of delivery. If payment is made within ten (10) days of receipt, there is a one percent (1%) discount on amount due. The prices include all fees for licenses, taxes and import fees.

6.    TITLE AND DELIVERY

      A. Title of Product shall pass to Gateway upon physical acceptance of the Product at the final agreed point of delivery. Unless otherwise specified, title will transfer at FOB (Free on Board) Gateway's manufacturing facility as set forth in Exhibit D. Supplier is responsible for the export license, paying any export taxes and fees, and providing evidence of delivery of Product to the carrier. This section may be amended with the mutual consent of Gateway and Supplier.

      B. Supplier will provide ocean freight carriage of the Product, using Supplier's appointed carriage/agents to any and all Gateway 2000 appointed destinations and as set forth in the Center for Product Replenishment procedure attached hereto as Exhibit D-1 and incorporated herein by reference.

      C. At no time will ocean freight transportation charges exceed those of Gateway ocean freight transportation charges.

      D. Supplier agrees to provide line item detail of cost of merchandise, cost of freight and incidental costs when invoicing Gateway.

      E. Supplier will provide Gateway with contact information of Supplier's appointed freight agents and carriers, including telephone, facsimile and after hours numbers of any and all personnel. Gateway will also provide Supplier with Gateway's approved contacts, including telephone, facsimile and after hours contacts.

      F. Supplier will, together with Gateway, establish means by which Product can be expedited to designated Gateway destinations. This program will be made resident with Supplier and all Gateway designated destinations.

      G. Supplier and Gateway will monitor transportation pricing and service on a quarterly basis. In the event that it is determined that either price, service or a combination of both do not meet the requirements of Gateway, re-negotiation of service/pricing will be mandatory, including conversion of transportation service to appointed Gateway carriage.

      H. At no time will Gateway be responsible for freight charges in excess of amounts agreed upon between Supplier and Gateway jointly, or in excess of what Gateway could reasonably expect to pay using Gateway's own designated carriage.

      I. Supplier will make reasonable efforts to * of the delivery dates requested by Gateway. If Supplier fails to * of the scheduled delivery date, Supplier will pay for all expedited shipping costs or Gateway may cancel the affected Order without penalty.

       J. Supplier shall deliver the Products in the quantities specified in Gateway's Orders.

7.     CANCELLATION AND RESCHEDULING.

       For purposes of the commitment to purchase Product pursuant to the Letter of Agreement executed between the parties dated January 14, 1997 ("Letter of Agreement"), the following guidelines will apply to rescheduling:

               0-30 days can
               reschedule up to               *

                     or

               31-60 days can
               reschedule up to               *

                     or

               61-90 days can
               reschedule up to              *

       For purposes of all other Product purchases after the initial commitment contained in the Letter of Agreement, the following guidelines will apply to rescheduling and cancellation:

               0-30 days can
               reschedule or cancel up to     *

                     or

               31-60 days can
               reschedule or cancel up to     *

                     or

               61-90 days can
               reschedule or cancel up to    *

8.     ENGINEERING CHANGES.

       A. Gateway will continuously work with Supplier on final approval of all phases of Product design verification including, but not limited to, Bill of Materials (BOM) and changes or additions to the Approved Supplier List
(ASL) and on-going approvals of Supplier Engineering Changes Requests/Notices (SECRs/ECNs). No changes will be made in the form, fit, function, design or appearance of the Product without the express written consent of Gateway. The engineering specifications (revision level) of Product will not be changed without forty-five (45) days prior written notice to and approval by Gateway, except as noted below.

       B. Supplier will provide Gateway with a written description of the proposed change and the proposed implementation date by utilizing Gateway's SECR set forth in the attached Exhibit E. A minimum of fifteen (15) component samples will be provided for qualification to the Gateway compatibility department. Gateway shall have the minimum number of days indicated by the Class of change and identified in Exhibit E to approve or reject the change.

       C. Within ten (10) business days of receipt of Gateway's written response, Supplier will provide Gateway any updated specification material that has changed as a result of the engineering change.

       D. If Gateway wants to initiate an SECR/ECN, it must do so by utilizing a mechanism similar to Exhibit J and obtaining Supplier's approval.

       E. Supplier Engineering Change Requests/Notices shall be sent to the following addresses:

       Gateway:                   Supplier Quality Engineering, MS Y-09
                                  610 Gateway Drive
                                  North Sioux City, SD 57049

       Supplier:                  Michael Chass
                                  300 Jubilee Drive
                                  P.O. Box 6015
                                  Peabody, MA 01961-6015

       F. Supplier shall implement a method of identification which clearly distinguishes the changed Product.

9.     WARRANTY, WARRANTY RETURNS, FIELD FAILURE RATE

       A. WARRANTY.

          i. The Product will comply with all Gateway approved product descriptions and specifications, and other printed information relating to the Product, provided to Gateway by Supplier and in effect as of the date of the applicable Order.

         ii. The Product, (a) will be new, (b) will be free from defects in manufacture, materials and design, (c) will function properly under ordinary use, and (d) will perform in accordance with all applicable specifications and documentation for such Product for a period of thirty-six
(36) months from date of delivery.

         iii. Supplier warrants that title to all Product purchased by Gateway, no matter where delivered, shall be free and clear of all liens, encumbrances, security interest, or other adverse interests or claims.

             iv. The aforementioned warranties shall not apply to any Product which has been altered or changed without Supplier's authorization after receipt by Gateway or to any failure of the Product to conform to such warranties as a result of improper maintenance, installation or service, operation and use contrary to furnished instructions, the transportation or improper storage of such items, abuse, misuse, neglect, negligence of end-users. It is understood and agreed that the Product shall be used in connection with and as components of a larger system, and that such inclusion into the larger system does not and shall not constitute an unauthorized alteration or change in the Product; provided that the design and implementation of such inclusion into the larger system is in conformity with specifications set forth in Exhibit A. However, should the Gateway misuse the Product when performing its inclusion, the warranty is void.

             v. The warranties set forth in this Section 9 are the only warranties made by Supplier to Gateway with respect to Product. SUPPLIER DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO PRODUCT SOLD PURSUANT TO THIS AGREEMENT AND EXHIBITS, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE SALE, USE OR PERFORMANCE OF PRODUCT, EXCEPT INDEMNIFICATION.

      B.     WARRANTY RETURNS/REPAIR.

             i. Warranty Returns shall be Product which has been delivered to Gateway or by Gateway to its customers and rejected by them due to defect(s).

            ii. All Product returned will require a Return Material Authorization (RMA) number which will be issued by Gateway. Supplier will pay return shipping charges to Supplier.

           iii. All Warranty Returns shall be returned to Supplier within thirty (30) days of issuance of the RMA notice.

            iv. All Warranty Returns shall be debited by Gateway against outstanding invoices payable to Supplier after Supplier's receipt of returned Product.

             v. Supplier will acknowledge receipt of returned Product and quantities received within five (5) business days of receipt of the returned Product from Gateway. If Supplier fails to give written acknowledgment of receipt and quantities received within the time stated, Supplier shall be deemed to have received Gateway's Product and quantities listed on the vendor return form.

      C. EPIDEMIC FAILURES. Gateway will consider an Epidemic Failure as being a single failure type, if the failure is 7% of the Product shipped during a three (3) month period. Supplier will take action to correct the defect in subsequent deliveries of Product and will notify Gateway of its corrective action plan. The defect must be corrected by upgrading some or all of the Product previously shipped within the twelve (12) months prior to Gateway's notice to Supplier. Supplier will provide parts for the upgrades, perform associated labor costs and pay freight to the customer.

10.  PRODUCT ACCEPTANCE.

     A. Design verification testing (DVT) is to be performed on all newly designed products purchased by Gateway. DVT testing is to be completed and results submitted to Gateway's supplier quality engineer (SQE) responsible for the Product. DVT results are to be reported with respect to the original Gateway approved design specification for the Product.

     B. Supplier shall submit a capability analysis which indicates the Supplier's equipment, staff and Supplier's ability to understand, support and process to the level of design technology required by Gateway.

     C. * Reliability testing shall be performed at * beyond the agreed upon design specification limitations set by Gateway's Global Product Organization (GPO) and Supplier.

     D. The design shall specify the expected process, test and field performance level of the Product. Supplier shall demonstrate the actual performance level during a site risk analysis and assessment survey.

     E. Gateway will consider an epidemic failure as being a single failure type, if the failure is * of the Product shipped during a * period. An epidemic failure could have a cost impact to Supplier.

     F. Supplier shall perform a structural design test using Gateway's standard for testing, unless Supplier's test procedure is more rigid than Gateway's test procedure. Testing shall be conducted at a test provider location agreed to between Gateway and Supplier. Testing shall include all packaging which is used during transportation of the Product to Gateway's customer.

     G. Supplier Engineering Change Requests (SECR) will be completed pursuant to the guidelines set forth on Exhibit E and will be routed to the appropriate SQE in Singapore and North Sioux City, South Dakota. Gateway's
SQE in both locations will ensure that all ECR's are managed from submission to approval.

       H. Regulatory approval is the responsibility of the Supplier to ensure that all newly designed and/or changed Products meets Gateway's dB margins in conjunction with FCC industrial standards. All engineering changes that affect the original test grant are Supplier's responsibility to ensure that the change is tested and grant status is maintained. Supplier represents and warrants that Supplier has obtained the necessary regulatory approvals for the Product as set forth on Exhibit F.

       I. Product purchased pursuant to this Agreement shall meet all established industry operating standards. Product that is combined with other technology shall be compatible with that standard.

       J. Supplier accepts full responsibility for Product failure caused by a safety defect and for corrective action regardless of when such defect is detected. Corrective action for a major defect must be implemented within three (3) business days and corrective action for a minor defect must be implemented within seven (7) business days upon notification by Gateway.

       K. Gateway requires its suppliers to go through the SQE procedure in order to become a Preferred Supplier. Supplier shall follow and work with Gateway on achieving Supplier Certification. The criteria for Supplier Certification is defined on the attached Exhibit G.

       L.       Incoming Quality Assurance sample acceptable quality level
(AQL) for the three (3) main types of commodity families as per Mil Spec 105E are set forth on Exhibit H.

       M. None of the foregoing shall limit any warranties as set out in Section 9 or affect quality level of Product ordered by Gateway.

11.    SERVICE AND ROOT CAUSE FAILURE ANALYSIS

       A. Supplier agrees to enter into a service agreement to support all in-warranty defective product returned from Gateway's customers. The service of common Product used by Gateway regions, globally, are to be considered when service centers are being planned.

       B. Supplier shall record all root causes for failures repaired and report this information on a weekly basis to Gateway and the Supplier's original manufacturing location.

       C. Gateway's SQE department shall create a corrective action response to the root cause for failure. This action is to be completed monthly. If a critical issue arises, Corrective Action Request (CAR) will be issued as set forth in Exhibit I, to ensure the action taken has improved the reliability of the Product.

12.    PATENT, COPYRIGHT AND TRADE SECRET INDEMNITY

       A.       Supplier represents and warrants that:

                i. It has sufficient right, title and interest in all Product to enter into this Agreement;

                ii. The Product does not infringe any United States, Canada, Australia, Japan, Malaysian, European Community, Ireland, Sweden, Norway, or Finland patent, copyright or trade secret;

                iii. To the best of Supplier's knowledge, the unauthorized combination, operation, or use of the Product with equipment, data or programs Gateway sells the Product with, does not infringe any United States, Canada, Australian, Japan, Malaysian, European Community, Ireland, Sweden, Norway or Finland patent, copyright or trade secret.

                iv. The Product does not violate the trade secret or confidentiality rights of a third party.

Supplier agrees to indemnify, hold harmless and defend Gateway, Gateway's agents and customers from and against any and all damages, losses, costs, expenses, including attorneys' fees (including allocated costs for in-house legal services), and liability incurred in connection with a claim for infringement which constitutes a breach of the foregoing warranty (hereinafter "Infringement Claims") whether in this or a foreign country; provided that Supplier is notified promptly in writing of an Infringement Claim. Supplier shall have sole control over the defense and settlement of such a claim so long as no settlement adversely affects Gateway's ability to exercise its rights under this Agreement. Gateway shall provide reasonable assistance in defense of same. Supplier will pay all damages and costs finally awarded against Gateway.

       B. In the event that a final judgment is obtained against the use of any Product by Gateway by reason of infringement of any such Intellectual Property Right, or, if in Supplier's opinion the Product is likely to become the subject of such a claim of infringement, Supplier shall, at its option and expense:

                (a) procure for Gateway the right to continue using the Product; or

                (b) replace or modify the Product so that it no longer causes any such infringement but is still capable of performing its original function.

13.    PARTS

       A. Supplier agrees to provide Gateway ninety (90) days written notice prior to the discontinuance of any Product purchased by Gateway pursuant to this Agreement.

Upon notification by Supplier, Supplier shall allow Gateway to make a final purchase of Product at prices agreed to between the parties.

       B. During the term of this Agreement, and for five (5) years after the termination of this Agreement or any extension of it, Supplier shall make services and parts available to Gateway at a mutually agreed upon price.

       C. During the term of this Agreement, and for five (5) years after the termination of this Agreement or any extension of it, Supplier shall make available to Gateway custom plastics, custom packing material, and other custom components for use by Gateway in providing on-going Product support after Supplier's warranty period has ended.

14.    ENVIRONMENTAL.

       A. Supplier shall comply with all applicable federal, state and local environmental laws, ordinances, orders or regulations affecting the Product. Supplier does hereby agree to indemnify and hold Gateway harmless of, from and against any and all claims, actions, liens, demands, costs, expenses, fines and judgments (including legal costs and attorney's fees) resulting from or arising by reason of the use of Hazardous Substances (as defined in applicable federal, state, and local environmental laws, ordinances, orders or regulations) or CFCs and HCFCs in the Product's manufacturing process or included in the Product.

       B. Supplier agrees to use reusable and recyclable packaging for Product purchased under this Agreement.

15.    CONFIDENTIALITY.

       Each party agrees that it will keep in confidence and prevent the acquisition, disclosure, use or misappropriation by any person or persons all types of and/or quantities of components, types of systems, new product development, technical information, data, formulas, patterns, compilations, programs, devices, methods, techniques, marketing plans, business procedures, customer and supplier lists, agreements with any suppliers, supplements, techniques or know-how, processes or other proprietary or confidential or intellectual proprietary information which is received from the other under this Agreement, provided; however, that neither party shall be liable for disclosure of any data if the same is disclosed with the prior written approval of the other party. Each party agrees that if it breaches the non-disclosure agreement, the owner of the confidential or proprietary information shall suffer irreparable injury and be entitled immediately to a temporary and permanent injunction, in addition to the other remedies for breach of the entire agreement.

       This non-disclosure agreement shall survive the termination or expiration of the entire agreement.

       Both parties shall be entitled to attorneys' fees for enforcement of this section.

       The foregoing confidentiality obligation shall not apply to information which the recipient can demonstrate by written evidence was (i) lawfully in its possession prior to its first receipt from the deliverer (ii) is or becomes publicly available without breach of this Agreement by the party receiving the Confidential Information; (iii) is released for disclosure by the disclosing party with its written consent; (iv) is known by the receiving party prior to the disclosure; (v) is rightly received by the receiving party from a third party without confidential limitations; (vi) is hereafter disclosed to a third party without restriction on disclosure, which at the date hereof or hereafter becomes available in the public domain without breach by the recipient of this Agreement or any unlawful act.

       Each party (i) agrees not to disclose Confidential Information given to it by the other party to any person, real or legal, except as necesssary for the other party to perform its obligation under this Agreement; (ii) shall require its employees having access to Confidential Information and any third party to whom disclosure of Confidential Information is necessary to sign a confidentiality agreement containing provisions similar to this Agreement; (iii) shall exercise the same degree of care to safeguard the confidentiality of such Confidential Information as it would exercise in protecting the confidentiality of similar property of its own (but in no event less than is standard in the industry); and (iv) agrees to use its diligent efforts to prevent inadvertent or unauthorized disclosure, publication or dissemination of any Confidential Information.

       Each party shall notify the other of any actual or suspected unauthorized use or disclosure of Confidential Information or infringement of any of Supplier's proprietary rights of which such party has knowledge and will reasonably cooperate with the other party in the investigation and prosecution of such unauthorized use, disclosure or infringement.

16.    FORCE MAJEURE.

       In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any Act of God, fire, casualty, flood, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, or any other cause beyond the reasonable control of the party invoking this section, and if such party shall have used its best efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. However, if such inability to perform continues for fifteen (15) days, the other party may terminate this Agreement without penalty and without further notice.

17.    TERM/TERMINATION.

       A. Unless sooner terminated, this Agreement shall remain in effect for a period of *. This Agreement may be renewed for additional * periods upon mutual written agreement between the parties. Either party shall have the right to terminate this Agreement immediately if the other breaches any of the material provisions of this Agreement and fails to cure the breach within thirty (30) days after receipt of written notice.

      B. If either Gateway or Supplier should become insolvent, or make any assignment for the benefit of creditors, or enter into any compromise with creditors or a general agreement for referral of payment with its creditor, or make or suffer to be made any transfer to any person, trustee, receiver, liquidator, or referee for the benefit of creditors, or file a voluntary petition in bankruptcy, or suffer an involuntary petition in bankruptcy to be filed against it, or file any petition in any reorganization, arrangement, compromise, readjustment, liquidation, or dissolution or similar relief for itself, or becomes unable to pay its debts generally as they become due, the other party shall have the immediate right to terminate this Agreement upon delivery of written notice without any liability to the insolvent party and without further notice to it.

      C. Either party may terminate this Agreement without cause by giving ninety (90) days written notice to the other party.

18.   APPLICABLE LAW AND JURISDICTION.

      This Agreement shall be governed by and construed in accordance with the laws of the State of South Dakota without resort to conflict of law principles. The parties agree that any legal action by either party against the other relating to this Agreement or Schedule as contained therein shall be commenced in a court of competent jurisdiction in the State of South Dakota.

19.   DISPUTE RESOLUTION.

      Each company shall designate in writing to the other the following individuals for the following purposes:

      A. Designated Representatives. Each company shall designate one Primary Representative. These Primary Representatives shall also act as the designated persons to resolve disputes under Section 20 (B) herein.

      B. Senior Officers. Each company shall designate a Senior Officer of the company, who is not an attorney, who shall serve for the purpose of resolving disputes under Section 20 (C) herein.

      C. Executive Officers. Each company shall designate its Chief Executive Officer or its Chief Operating Officer who shall serve for the purpose of resolving disputes under Section 20 (D) herein.

      D. Changes in Designation. Each party may change such designated representatives within the parameters called for hereunder for such representatives upon the giving of advance written notice to that effect.

20.   PROCEDURES FOR HANDLING OF DISPUTES.

      All disputes under this Agreement, of any nature whatsoever, shall be handled in strict accordance with the following procedure, and the parties agree that legal remedies cannot be resorted to until such time that each step of this procedure has been followed:

      A. A dispute shall be formalized, by the party raising the dispute, when the issues relating to the dispute are placed in writing and submitted to the other party with adequate backup material, in the submitting party's reasonable judgment, to substantiate the dispute and the amount of claim under the dispute. The submittal in writing shall be delivered to the other party as required under Section 21 of this Agreement.

      B. The dispute shall be handled by resolution by the two designated Primary Representatives within thirty (30) days from submittal. The parties must mutually agree to the resolution.

      C. Failing resolution under B above, the dispute, including all supporting documentation and the positions of the parties from step B above, shall be submitted for resolution to the Senior Officers so designated for this purpose by each company in Section 19 (B), within thirty (30) days from submittal. The parties must mutually agree to the resolution.

      D. Failing resolution under C above, the dispute, including all supporting documentation and the positions of the parties under steps B and C above, shall be submitted for resolution to the respective Chief Executive Officer or Chief Operating Officer, as has been so designated for this purpose in Section 19 (C), within thirty (30) days from submittal. The parties must mutually agree to the resolution.

      E. Failing resolution under D above:

         All disputes under this Agreement shall be submitted to arbitration under the rules of the American Arbitration Association ("AAA") with the location for arbitration to be in the State of South Dakota. The dispute shall be decided by one neutral arbitrator, to be selected by the parties by providing to each other a list of three (3) names. If the parties are unable to initially agree on the arbitrator, the selection process will be as follows: The parties will submit the initial list of six (6) names to the AAA. Each party will rank the six (6) names submitted in the order of their choice. The first time a name in order of ranking on each list is common (the level of ranking need not be common), that person shall be selected as the arbitrator. Failing agreement under this procedure, the selection shall be made by the AAA under its established rules. The parties shall agree on mutually acceptable procedures and standards for said arbitration including, but not limited to: authority of arbitrator respecting discovery and procedures, form of evidence and/or witness evidence and presentation, submission and/or hearing procedures, and other such matters; provided, however, that the scope of the question to be decided by the arbitrator shall be narrowly construed and shall be limited to the express issue presented, and there shall be no punitive or exemplary damages allowed to be awarded. In the event the arbitrator attempts to or does award incidental, exemplary, special, indirect, consequential or punitive damages in favor of either party, the jurisdiction of the arbitrator shall be and is hereby automatically terminated and any decision as to such damages shall be void and of no force or effect. The party prevailing as to the entire claim shall have its costs and the other costs of arbitration, including the arbitrator's fees, if any, paid by the other party, except where neither party prevails entirely, the arbitrator may apportion such costs in accordance with the disposition of the matter. The decision of the arbitrator shall be final and binding upon the parties, except as to the propriety of the scope of the award and disposition; and provided that the decision of the arbitrator must not be against public policy, nor may it be arbitrary or capricious, as determined by whether it is fairly supported by the evidence presented (including the failure, if any, of either party to comply with the agreed arbitration procedures), which shall mean that the decision of the arbitrator must be such that it cannot be said that no reasonable person could reasonably and logically have reached such result based upon the said evidence.

      F. Failure to Act. Failure to take any action on the part of either or both parties under any step of this procedure for the specified thirty (30) day period shall automatically move the dispute process to the next step in the procedure. After having given notice in accordance with A. above for the first step of this procedure, the completion of the thirty (30) day time period in each step shall be deemed to constitute notice to initiate the next step of the procedure.

21.   NOTICES.

      Notices and other communication under this Agreement will be sent by certified mail, return receipt requested, addressed to the other party at its address as follows, provided either party may change its address by written notice thereof.

      Gateway:                             610 Gateway Drive
                                           North Sioux City, SD 57049
                                           Attn: Director of Supply Management

                                           with a copy to Gateway Law Department

      Supplier:                            Boston Acoustics, Inc.
                                           Attn: Michael Chass
                                           300 Jubliee Drive
                                           P.O. 6015
                                           Peabody, MA 01961-6015

22.   PRODUCTS LIABILITY INDEMNITY.

      Supplier shall indemnify, defend and save Gateway harmless from and against any and all claims, demands, damages, liability, loss, cost, expense or attorneys' fees which Gateway may incur, suffer or be required to pay arising from damage to property, or bodily injury to or death of any person arising out of or resulting from any defect in design, material, manufacture or performance of the Product.

23.   USE OF SUPPLIER DOCUMENTS.

      Supplier further grants Gateway the right to modify, reproduce, publish, and sell the Product documentation and to use internally the (1) instruction/user manuals, including portions of supplier's manuals or product information in Gateway's manuals, data sheets, faxable materials, training materials, brochures, catalogs--any printed material Gateway creates. Supplier grants Gateway the right to distribute and transmit in electronic form, including CD-ROM, disk, preload, FAX, video tape, through the Bulletin Board Service or telephone line; (2) packaging copy and artwork, as a component of the Product, provided that Gateway's modifications shall not render the Product documentation incomplete or inaccurate. Gateway shall have the right to continue using the documentation after the term of this Agreement for limited use to support Products in the field.

24.   USE OF GATEWAY TRADEMARKS.

      A. If Gateway requires its Trademark(s) to be affixed to the Product or its packaging, then Supplier shall have the right to affix the Trademark(s) attached hereto as Exhibit J only to Product and its associated packaging as are being purchased by Gateway from Supplier. Supplier may not use or reproduce the Trademark(s) in any manner whatsoever other than as expressly described in the Specifications. Supplier agrees and acknowledges that Gateway retains all right, title and interest in the Trademark(s). Except as expressly granted in this Agreement, Supplier shall have no rights in the Trademark(s). From and after termination or expiration of this Agreement, Supplier shall cease and desist from all use of the Trademark(s). Within thirty (30) days after termination or expiration of this Agreement, Supplier shall submit to Gateway an affidavit stating that Supplier has ceased its use of the Trademark(s). Supplier acknowledges that breach by Supplier of this paragraph may cause irreparable damage which cannot be remedied in monetary damages in an action at law, and may also constitute infringement of the Trademark(s). In the event of any breach that could cause irreparable harm to Gateway, or cause some impairment or dilution of its reputation or Trademark(s), Gateway shall be entitled to an immediate injunction, in addition to any other legal or equitable remedies. Supplier agrees that in any action by Gateway for enforcement of this paragraph, Supplier shall not contest the validity or ownership of the Trademark(s).

       B. It is acknowledged and agreed that the Supplier's name "Boston Acoustics" and other appropriate licensed Trademark(s) of the Supplier and as identified by the Supplier, will be affixed to the Product and its packaging. Gateway may not use or reproduce the Supplier's Trademark(s) in any manner other than as expressly approved by Supplier. Gateway agrees and acknowledges that Supplier retains all right, title and interest in the Supplier's Trademark(s). Except as expressly granted in this Agreement, Gateway shall have no rights in the Supplier's Trademark(s). From and after termination or expiration of this Agreement, Gateway shall cease and desist from all use of the Supplier's Trademark(s). Upon the written request of Supplier, after termination or expiration of this Agreement, Gateway will submit to Supplier an Affidavit stating that Gateway has ceased its use of the Supplier's Trademark(s). Gateway acknowledges that breach by Gateway of this paragraph may cause irreparable damage which cannot be remedied in monetary damages in an action at law, and may also constitute an infringement of Supplier's Trademark(s). In the event of any breach that could cause irreparable harm to Supplier, or cause some impairment or dilution of its reputation or of its Trademark(s), Supplier shall be entitled to an immediate injunction, in addition to any other legal or equitable remedies. Gateway agrees that in any action by Supplier for enforcement of this paragraph, Gateway shall not contest the validity or ownership of the Supplier's Trademark(s). Notwithstanding the foregoing, in the event of a termination or expiration of this Agreement, Gateway shall be entitled to a contiued use of the Supplier's Trademark(s) to the extent the same are affixed to remaining Product owned by Gateway or any packaging relating thereto.

25.    U.S. EXPORT CONTROLS

       Supplier refers to the U.S. Export Administration Regulations
("EAR") and the Commerce Control List therein. Supplier agrees that it will not reexport any technical data or software programs received from Gateway or any direct products thereof without first obtaining the permission of the U.S. Department of Commerce or State, either in writing or as provided by an applicable regulation. Such permission is required in addition to any authorization required to be obtained from Gateway. Supplier agrees that it shall not use or transfer without U.S. Government permission U.S. Origin products, technology, or software of any type if Supplier knows that the products, technology, or software will be used in the design, development, production, or use of missiles, chemical or biological weapons, or sensitive nuclear end uses in certain specific countries of concern designated from time to time by the Commerce Department in Part 778 of the U.S. Export Administration Regulations, as amended from time to time. This requirement shall survive the term or termination of this contract.

        Supplier certifies that the Products, which are the subject of this Agreement, are not subject to the International Traffic and Arms Regulation (ITAR) set forth at 22 C.F.R., Sections 120, et.seq.

26.     FEDERAL ACQUISITION REGULATIONS

        Contract clauses from the Federal Acquisition Regulations ("FAR")
(48 C.F.R. Chapter 1) are attached hereto as Exhibit K, incorporated herein by reference and shall have the same force and effect as if set forth in full text. In all of the attached clauses, "Contractor" and "Offeror" shall mean Supplier. The clauses are those in effect as of the date of this Agreement.

27.     REGULATORY COMPLIANCE

        Supplier shall obtain regulatory compliance approval as referenced in Exhibit F.

28.     GENERAL

        A. All rights and remedies, whether conferred hereunder, or by any other instrument or law will be cumulative and may be exercised singularly or concurrently. Failure by either party to enforce any term will not be deemed a waiver of future enforcement of that or any other term. The terms and conditions stated herein are declared to be severable.

        B. Neither party may assign or delegate any rights hereunder without the prior written approval of the other party and any attempt to assign any rights, duties or obligations hereunder without the other party's written consent will be void.

        C. These terms and conditions constitute the entire agreement between the parties with respect to the subject matter hereof. Those terms and conditions will prevail notwithstanding any different, conflicting or additional terms and conditions which may appear on any order submitted by Gateway.

        D. It is understood that neither party is constituted an agent, employee or servant of the other for any purpose whatsoever. Each party shall conduct its business in its own name and shall be solely responsible for its acts, conduct and expenses and the acts, conduct and expenses of its employees and agents.

         E. Each party acknowledges that the other party's employees are critical to the servicing of its customers. Each party agrees not to employ or otherwise engage the other party's employees for a period of one (1) year following any employee's involvement in the performance of this Agreement. Should a party violate this provision, the hiring party will pay the other party the former employee's annual salary.

         F. Neither party shall publicly announce or disclose the existence of this Agreement or its terms and conditions or advertise or release any publicity regarding this Agreement without the prior written consent of the other party. This provision shall survive termination of this Agreement.

          G. Supplier will provide to Gateway a list of those persons who license to Supplier intellectual property used by Supplier under this Agreement. Supplier will update this list by written notice to Gateway, as soon as practicable and as required during the term of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the date and year written below.

GATEWAY 2000, INC.                          BOSTON ACOUSTICS, INC.

By:/s/ William M. Elliott                  By:/s/ Andrew G. Kotsatos
   ----------------------------               ----------------------------
   William M. Elliott

Title: Sr. Vice President and              Title: CEO
      -------------------------                   ------------------------
       General Counsel

Date: March 27, 1997                       Date: March 27, 1997
      -------------------------                  -------------------------

                                    EXHIBIT A

                 Product, Packaging and Performance Specifications

Specifications


     Signature by each party hereon confirms that the specifications provided by Gateway are for the Product to be purchased under this Agreement and that both parties have received a complete set of the specifications.


GATEWAY 2000, INC.                         BOSTON ACOUSTICS, INC.

By:  /s/William M. Elliott                  By:  /s/Andrew G. Kotsatso
     ---------------------                       ---------------------
        William M. Elliott

Title:  Sr. Vice President and              Title: CEO
       -------------------                         -------------------
        General Counsel

Date:  March 27, 1997                        Date:  March 27, 1997
       -------------------                          ------------------

            GATEWAY 2000 STANDARD PRACTICE FOR PERFORMANCE TESTING
                       OF SHIPPING CONTAINERS AND SYSTEMS

The following ASTM based Pre-Shipment Test Procedure applies to GATEWAY 2000 products as appropriate. When required, supplier should submit 5 samples to Gateway 2000 for internal testing. Additionally supplier should perform testing on 5 samples and submit test results to Gateway 2000 for comparison. All packaging must comply with this Gateway 2000 standard based on ASTM standards volume 15.09 D 4169 (Assurance Level I) as follows:

This specification is broken into two categories Individual shipments Section 1 Element A and Bulk shipments Section 2 Element B. Gateway 2000 will determine the appropriate level of testing and timing for those tests depending on commodity type.

1          ELEMENT A-- INDIVIDUAL PACKAGING SHIPPING REQUIREMENTS.

1.1        ROTARY VIBRATION TEST.
           The test levels and the test method for this element of the distribution cycle are intended to determine the ability of the shipping unit to withstand the repetitive shocks occurring during transportation of bulk or loose loads. The test levels are listed below.

1.1.2 The unit will be placed on a Rotary Vibration table and tested at approximately 4Hz or enough room to allow a 16 mil shim under the unit as it is being tested. The unit will be test on one side for 30 minutes then turned over and placed on the bottom for 30 minutes not to exceed a total of 60 minutes.

1.1.3 All units must be functional and have no visual damage prior to and after the Rotary Vibration Test.

1.2        DROP TEST
           The test levels and the test method for this element of the distribution cycle are intended to determine the ability of the shipping unit to withstand the hazards occurring during manual handling such as loading, unloading, stacking, sorting, or palletizing. The main hazards from these operations are the impacts caused by dropping or throwing. Size, weight, and shape of the shipping unit will affect the intensity of these hazards. There will be two tests for this Element an Instrumented and Uninstrumented Drop test.

1.2.1      INSTRUMENTED DROP TEST
           This test must be performed after the Uninstrumented Drop test. This test will be an instrumented drop test at 30" on the six flat sides.

           The instrument shall be placed inside the Desk top System units and shall verify protection against a force greater than 40g +/- 10%.
           The instrument shall be placed inside the Portable System units and shall verify protection against a force greater than 70g +/- 5%. The instrument shall be placed on the front face of the CRT and shall verify protection against a force greater than 40g +/- 10%. All other units will be specified by Gateway 2000.

1.2.2 All units must be functional and have no visual damage prior to and after the Instrumented Drop Test.

1.2.3      UNINSTRUMENTED DROP TEST
           Presented below are the recommended drop heights, the number of drops, and the shipping unit orientation at impact:

Number of drops
at Specified Height *
                             Impact Surface            Uninstrumented

One                          Flat on Top.
One                          Flat on Smallest side.
One                          Flat on opposite Smallest side.
One                          Flat on Largest side .
One                          Flat on opposite Largest side.
One                          Bottom Manufacturer's joint corner.
One                          Shortest edge from that corner.
One                          Next Longest Edge from that corner.
One                          Longest Edge from that corner.
*One                         Flat on Bottom

* On the last handling operation of a distribution cycle, the bottom drop shall be made at a greater specified height, this is considered a destructive drop. The last drop is to verify the condition of the box and the packaging and note if the unit is functional. This drop will not constitute a failure.

1.2.4      Use the following test levels:

                                  Drop Height Last Drop Height    Type
Product                        inches             inches          Uninstrumented
14" and 15" Monitor            30                           36
17" Monitor                    30                           36
20" and 21" Monitor            30                           36
31" Monitor                    18                           21
Desk Top System                30                           48
Portable System                30                           48
Peripherals                    30                           48
Piece Parts                    30                           48

1.2.5 All units must be functional and have no visual damage prior to the last drop of the test.

2          ELEMENT B-- BULK PACKAGING SHIPPING REQUIREMENTS

2.1        WAREHOUSE STACKING AND VEHICLE STACKING
           The test levels and the test methods for these elements of a distribution cycle are intended to determine the ability of the shipping unit to withstand the compressive loads that occur during vehicle transport or during warehousing. The required loading must consider, in addition to the overload, the effects of length of time in storage, vibration, the alignment or stacking pattern of the container, variability in container strength, moisture content, temperature, previous handling, and method of load support. The minimum required loads for typical shipping units which include the combined effects of the above factors are recommended below:

           Conditioning-- 73.4 + or - 1.8 d F (23 + or - 1 d C), 50 + or - 2%
                   relative humidity in accordance with Practice D 4332

2.1.1      Use the following test levels:

                                                            F Factors Assurance
                                                                  Level 1

           1. Shipping Unit Construction
              Corrugated, fiberboard, or plastic container        8.0
               that may or may not have stress-bearing
               interior packaging using these materials,
               and where the product does not support
               any of the load.
          2.   Corrugated, fiberboard, or plastic container        4.5
               that has stress-bearing interior packaging
               with rigid inserts such as wood.
          3.   Containers constructed of materials other           3.0
               corrugated, fiberboard, or plastic that
               are not temperature or humidity sensitive or where the product supports the load directly, for example, compression package.
          4. If the product supports a known portion of the load, the F factor is calculated in the following manner: F = P(FP) + C(FMC)

          WHERE:
          FP = FACTOR GIVEN ABOVE FOR COMPRESSION PACKAGE (CONSTRUCTION TYPE 3), P = PERCENTAGE OF LOAD SUPPORTED BY PRODUCT,
          FMC = FACTOR GIVEN ABOVE FOR APPROPRIATE CONTAINER CONSTRUCTION, AND
          C = PERCENTAGE OF LOAD SUPPORTED BY CONTAINER.
          If a full pallet load is tested, F factors may be reduced by 30%.

2.1.2 Load the shipping unit to the maximum load value, as calculated below. Remove the load immediately after reaching the specified value.

                           L = W(H-h) x F
                               ---
                                h
          WHERE:
          L = MINIMUM REQUIRED LOAD, LB. OR N.
          W = WEIGHT OF ONE SHIPPING UNIT OR INDIVIDUAL CONTAINER, OR LB. OR N. H = MAXIMUM HEIGHT OF STACK IN STORAGE OR TRANSIT VEHICLE, IN. OR M. h = HEIGHT OF SHIPPING UNIT OR INDIVIDUAL CONTAINER, IN. OR M. AND
          F = A FACTOR TO ACCOUNT FOR THE COMBINED EFFECT OF THE INDIVIDUAL
              FACTORS DESCRIBED ABOVE.

2.2       Truck and rail transport stacked or unitized load:
          The test levels and test method for this element of the distribution cycle are intended to determine the ability of stacked or unitized shipping units to withstand the vertical vibration environment during transport. The test levels and method account for the magnitude, frequency range, duration, and direction of vibration.

          Condition--See SECTION 6**
          Special instructions - Perform the test along the vertical axis with the load in normal shipping orientation. Dwell time is for each noted product or package resonance up to four discrete resonance's. If more than four resonance's are noted, test at the four frequencies where the greatest response is noted. It is permissible to use a concentrated dead load to simulate an upper pallet load. In frequency sweeps it is advisable to consider the frequency ranges normally encountered in the type of transportation being considered. The resonant frequency(ies) may shift during test due to changing characteristics of the container system. It is suggested that the resonant frequency be varied slightly during the test to detect any shift and to continue testing at the frequency of maximum response.

2.2.1     Use the following test levels:
                                                    Amplitude              Dwell
          Assurance                                 (O-Peak).g             Time.
          Level           Frequency Range, Hz       Rail          Truck    min
          I               3 to 100                  0.25          0.5      15

2.3       Loose load vibration:
          The test levels and the test method for this element of the distribution cycle are intended to determine the ability of the shipping unit to withstand the repetitive shocks occurring during transportation of bulk or loose loads. The test levels and test method account for amplitude, direction, and duration of the repetitive shocks.

          Conditioning--See SECTION 6**
          Special instructions--Dwell time distributed 50% along normal vertical shipping axis and remaining 50% evenly along all other possible shipping orientations.

          Use the following test levels:
          Assurance Level          Dwell Time min
                 I                        60

2.4       Vehicle vibration:
          The test levels and the test method for this element of the distribution cycle are intended to determine the ability of the shipping unit to withstand the vertical vibrations environment during transportation. The test levels and test method account for the frequency range, amplitude, sweep rate, dwell time for resonance's, and direction of vibration.

Conditioning--See SECTION 6**
          Special instructions--Perform the test for each possible shipping orientation. Dwell time for each noted package or product resonance up to four discrete resonance's. Test at the four frequencies where the greatest response is noted. In frequency sweeps it is advisable to consider the frequency ranges normally encountered in the type of transportation being considered.

          Use the following test levels:

                                        Sweep and Swell Amplitude         Dwell
          Assurance                              (O-Peak), g              Time,
          Level           Frequency Range, Hz    Rail          Truck      min
          I               3 to 100               0.25          0.5        15


2.5     Climate, Atmospheric Condition:
        The levels of atmospheric conditioning for this element are intended to provide the minim preconditioning necessary to expose the shipping unit to an atmospheric hazard that may affect performance in distribution. The user is cautioned to determine if climate hazards other than those given exist, or if additional conditioning is necessary between other elements of a distribution cycle. It should be noted that different atmospheric conditions are likely to exist between the origin and the destination points of a distribution cycle, particularly for export/import cycles.

          Special instructions--The user may select the Standard Conditioning
                 Atmosphere of 23 D C and 50% relative humidity or any of the special standard atmospheres as appropriate. The same atmospheric condition should be used for any assurance level. A conditioning period of 72 h, or sufficient time to reach equilibrium of all parts of the package and product is recommended.

                 Tests should be conducted in the conditioned atmosphere whenever possible. If not possible, test for one hazard element immediately after removal from the conditioned atmosphere and then immediately return to reconditioning before testing the next hazard element. For atmosphere other than the Standard Conditioning Atmosphere, the user must determine the appropriate compressive load factor for Elements C and D, as the factors given there are based on testing under the Standard test atmosphere.

**SECTION 6**

6.1 If the distribution cycle contains climatic conditions that have an effect on the performance characteristics of the product, shipping container, or components such as cushioning, use one of the following procedures:


6.1.1 Conduct the test at standard conditions and compensate for the effects of any climatic condition. Condition the shipping units to a standard atmosphere of 73.4 +or- 2% relative humidity. If testing cannot be conducted at the standard condition, conduct the tests as soon after removal from the conditioning chamber as practicable. Recondition the shipping units to the standard atmosphere as necessary during the test plan.


6.1.2 Condition the shipping units to the climatic conditions (salt spray, water immersion, humidity, or temperature) and conduct the tests at desired conditions as soon after removal from the conditioning chamber as practicable. Recondition the shipping units as necessary. If testing at desired conditions is impossible, conditions at time of test shall be recorded and reported.


6.1.3 In some circumstances, it may be necessary to conduct some or all of the tests at special climatic conditions.

                                             EXHIBIT B

                                              Pricing


Product                              Price                Effective Date
-------                              -----                --------------



Boston Acoustics Micro Media             *                Current

                                             EXHIBIT C






-------------------------------------------------------------------------------------------------------------

[LOGO]                                              PURCHASE ORDER                             Rev.#:
                                            ------------------------------                     Date:
                                                                                               Orig. PO Date:
BILL TO: P.O. Box 2000                      Ship To:             Supplier #:                   Order Type:
610 Gateway Drive                                                                              Branch:
No. Sioux City, SD 57049 USA                                                                   Ship Via:
605/232-2615(FAX)                                                                              Terms:
605/232-2000 (International and Local)     Delivery Instructions:    Contact:
                                                                     PH:        FAX:

-------------------------------------------------------------------------------------------------------------
Item    Quantity    U     Item Number       Description   Reg Del.         Unit Cost            Extended Cost
 No.                M                                       Date          U.S. Currency         U.S. Currency
--------------------------------------------------------------------------------------------------------------

















-------------------------------------------------------------------------------------------------------------
A           Supplier Acknowledgment        Date        This Purchase Order is subject to   Total U.S. Dollars:
P                                                      the Standard Terms and Conditions
P -------   ----------------------        -----        and U.S. Government Contracts       ------------------
R -------   NOTE:                                      Clauses attached hereto.
O -------   P.O. Number must appear on all invoices.                          Page No:     Curr. Code:
V
A
L
-------------------------------------------------------------------------------------------------------------



                                       EXHIBIT D

                                  Gateway 2000, Inc.
                               Supplier Routing Guide



1.     Shipments to Gateway 2000, North Sioux City

       1a.   Gateway 2000, Inc.
             610 Gateway Drive
             North Sioux City, South Dakota  57049
             Contact:  Mr. Dave Davison
             Tel:  605-232-2852
             Fax:  605-232-2265

       1b.   Gateway 2000, Inc.
             2000 Gateway Boulevard
             Hampton, VA  23666
             Contact:  Mr. Dave Davison
             Tel:  605-232-2852
             Fax:  605-232-2265

All shipments dispatched FOB to this destination must be initially coordinated with Mr. Davison in advance of shipment dispatch.

2.     Gateway 2000 Pty Ltd.

       2a.   Gateway 2000 Pty Ltd.
             6-10 Talavera Road
             North Ryde, SYDNEY NSW 2113
             Australia
             Contact:  Mr. Phil Raff
             Tel:  011-612-844-8608
             Fax:  011-612-844-8484

All shipments dispatched FOB to this destination must be initially coordinated with Mr. Phil Raff in advance of shipment dispatch.

3.     Gateway 2000 Ireland Ltd.

       3a.   Gateway 2000 Ireland, Ltd.
             Clonshaugh Industrial Estate
             Dublin 17 Ireland
             Contact:  Mr. Jim O'Dea
             Tel:  011-353-1-797-2000
             Fax:  011-353-1-787-2036

All shipments dispatched FOB to this destination must be initially coordinated with Mr. Jim O'Dea in advance of shipment dispatch.

4.     Gateway 2000 Japan

       4a.   Gateway 2000 Japan
             Ohmori Branch
             C-To 2nd Floor
             Heiwajima 1 Chome 2-20
             143 Tokyo-To, Ohta-Ku Japan
             Contact:  Mr. Abe
             Tel:  011-81-3-5493-3751
             Fax:  011-81-3-5493-3760

All shipments dispatched FOB to this destination must be initially coordinated with Mr. Abe in advance of shipment dispatch.

5.     Gateway 2000 Malaysia

       5a.   Gateway 2000 Malaysia
             No. 1 Jalan TTC 32, Taman Technology Cheng, Cheng
             75250 Melaka, Malaysia
             Contact:  Mrs. Charlotte Leong
             Tel:  011-06-236-2000
             Fax:  011-06-237-2000

All shipments dispatched FOB to this destination must be initially coordinated with Mrs. Charlotte Leong in advance of shipment dispatch.

                                   EXHIBIT D-1

                     Center for Production Replenishment Procedure


This Center for Production Replenishment (CPR) procedure outlines the manner in which Supplier shall respond to forecasts and purchase orders issued by Gateway.

This procedure supplements the terms and conditions of the Agreement to which it is a part between Gateway and Supplier for the purchase and sale of Products.

1. On a weekly basis, Gateway shall provide to Supplier a thirteen (13) week rolling forecast indicating both model numbers and associated quantities of Product. The forecast shall set forth Gateway's required deliveries of Product for each week for the first eight (8) weeks of the forecast. The balance of Gateway's requirements may be indicated in monthly quantities.

2. Promptly upon agreement with the provisions of this procedure and thirty (30) days prior to the first day of each calendar quarter commencing thereafter, Gateway agrees to provide to Supplier a blanket purchase order to permit Supplier to respond to the "pull signals" set forth in Article 5 below. The quantities and dollar amounts set forth in such blanket purchase order must be equal to or greater than the quantities and the value of the quantities contained in Gateway's rolling thirteen (13) week forecast last submitted to Supplier prior to Gateway's issuance of the purchase order. Gateway is responsible for ensuring that there remains sufficient value on the blanket purchase order to cover the value of all Product pulled; if the value of the Product so pulled is greater than the value remaining on the blanket purchase order, Supplier will withhold shipment and notify Gateway. Gateway may at any time issue additional blanket purchase orders to increase the quantities of Product that may be pulled as provided herein, consistent with the rolling forecasts provided to and acknowledged by Supplier.

3. Supplier shipments shall be delivered to a designated CPR in North Sioux City, South Dakota, or directly to a Gateway 2000 manufacturing site (see Exhibit D) as prescribed by Gateway 2000, in quantities consistent with Gateway's forecast. Supplier, however, will deliver Product in quantities consistent with Supplier's standard pallet quantities.

4.    Transportation of Product will be in accordance with the following:

      4.1 If Gateway is responsible for selecting the carriers used to ship Product from Supplier's shipping point to the CPR, Gateway shall be responsible for all shipping costs including insurance and risk of loss of the Product shall be assumed by Gateway in an amount equal to the actual cash value of the Product; and

      4.2 If Supplier is responsible for selecting the carriers used to ship Product from Supplier's shipping point to the CPR, Product will be shipped FOB destination, freight prepaid and charged back to Gateway according to Section 6, Title and Delivery. Insurance and risk of loss shall be assumed by Supplier.

5. On a frequency determined by the rate at which Gateway consumes Product, Gateway's manufacturing site will transmit a pull signal by facsimile or other agreed upon means to communicate to the CPR indicating the model numbers (part numbers) and quantity of Product required. The sole responsibility for transmitting timely pull signals rests entirely with Gateway. Gateway understands and agrees that the transmission of a pull signal is authorization for the CPR operator to ship Product to Gateway and for Supplier to invoice Gateway against the blanket purchase order for the models and quantities set forth in the transmission.

6.    Supplier agrees that there shall be available to Gateway at least ten
(10) days of inventory as established by the quantities set forth in Gateway's then-current forecast, unless other amounts are mutually agreed to in writing.

7. Within 15 days of receipt of notice of additional quantities from Gateway, Supplier agrees to expend its best efforts to comply with Gateway's request. If such additional quantities result in a change in Supplier's costs or in the time for performance, an adjustment in price and time for performance will be made by the parties in writing.

8. Gateway shall have no liability for any Product held by Supplier or the CPR operator in anticipation of Gateway's transmission of a pull signal.

9. If, for any consecutive four (4) week period, Gateway's purchase quantities are less than the quantities held by Supplier consistent with the forecasts submitted by Gateway in anticipation of orders, Supplier reserves the right to direct the quantities represented by the difference to other accounts and shall have no liability to Gateway for such diverted quantities.

                                   EXHIBIT E

                      Supplier Engineering Change Requests
                                   (attached)

                                  GATEWAY 2000
                      SUPPLIER ENGINEERING CHANGE REQUEST

    Date Requested:  _____________

                                                                                 CHANGE TYPE
    To: Supplier Quality  / /  N. Sioux City, SD, USA  Fax (605) 232-2258  (SEE BACK FOR DETAILS)
                          / /  Singapore, Singapore    Fax 65-334-6388      / /  Class 1
                                                                            / /  Class 2
    Form:  ___________________________ Fax   ___________________________    / /  Class 3
           ___________________________                                      / /  Class 4
           ___________________________ Phone ___________________________

--------------------------------------------------------------------------------------------------

    ACKNOWLEDGMENT RECEIPT ONLY - DO NOT IMPLEMENT UNTIL NOTICE OF APPROVAL AND
    REVISED PURCHASE ORDERS ARE RECEIVED

    Date:   ______________________    SECR Tracking #:   ____________________
    Signed: ______________________    Fax:               ____________________

--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
             Supplier Part #    Gateway 2000 Part #         Description           Compatibility/
                                    (if known)                                  Interchangeability
                                                                                    (Yes / No)
--------------------------------------------------------------------------------------------------
Current                                                                          Forward?
--------------------------------------------------------------------------------------------------
New                                                                              Backward?
(if changing)
--------------------------------------------------------------------------------------------------
  Assy-Rev:  From:                To:                 Fab Rev:  From:           To:
--------------------------------------------------------------------------------------------------
 Board Rev:  From:                To:                  FW Rev:  From:           To:
--------------------------------------------------------------------------------------------------
  BIOS Rev:  From:                To              8W Download:  From            To:
--------------------------------------------------------------------------------------------------
                                                    Utilities:  From:           To:
                                                      Drivers:
--------------------------------------------------------------------------------------------------
Test Performed:                                        Comments:
--------------------------------------------------------------------------------------------------
LIST ALL TESTS PERFORMED: CONSIDER ALL TESTS RELEVANT TO VALIDATING THE CHANGE, E.G.: REGULATORY,
SAFETY, COMPATIBILITY, RELIABILITY, SHIPPING, FUNCTIONALITY, ETC. ATTACH EXTRA SHEETS IF NECESSARY
--------------------------------------------------------------------------------------------------
 1.                          Passed? / / Attach results
--------------------------------------------------------------------------------------------------
 2.                          Passed? / / Attach results
--------------------------------------------------------------------------------------------------
 3.                          Passed? / / Attach results
--------------------------------------------------------------------------------------------------
Proposed Effectivity Date:

Reason for Change:

Detailed Description of Change being Requested:
(Drawing may be attached)

Benefit of Change to Gateway 2000:
--------------------------------------------------------------------------------------------------
REJECTED. REASON:
1.
2.
--------------------------------------------------------------------------------------------------
   * Submittal of this form does not constitute Gateway 2000 approval of this request.
                            --------
   * No revisions may be incorporated to product purchased by Gateway 2000 without:
          1) The Supplier receiving back a Gateway 2000 "ECO Notice of Approval",
                              and
          2) An updated Purchase Order

   Gateway 2000                       CONFIDENTIAL                       Form #30631401.000

                     GATEWAY 2000 ENGINEERING CHANGE ORDER
                         NOTICE OF APPROVAL TO SUPPLIER

                        - DOES NOT AUTHORIZE SHIPMENT -


TO:   _______________________________    Fax   _______________________________
      _______________________________
      _______________________________    Phone _______________________________


FROM:    Supplier Quality  / /    N. Sioux City, SD, USA    Fax (605) 232-2258
                           / /    Singapore, Singapore      Fax 65-334-6388

Change Incorporates Supplier Engineering Change Request #s: ________________.

                                         ECO# Date,
The following change was approved on ECO _________ on _________. Implementation will be scheduled by Regional Purchasing groups on Gateway Purchase Orders.

  - Current Gateway 2000 Part Number: __________________________
  - Current Supplier Part Number:     __________________________


This change:  / / will not change the Gateway 2000 part number.

              / / will not change the supplier part number/revision level.

              / / will change the Gateway 2000 part number to __________________

              / / will change the supplier part number/revision level to_______.


Additiona comments:
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________


Please contact _______________________ with any questions at ___________________

Gateway 2000                   CONFIDENTIAL                   Form #30631401.000

                                 GATEWAY 2000
                          SUPPLIER ENGINEERING REQUEST


                        --- ADDITIONAL INFORMATION ---



Class Definitions:

    Class 1     Emergency - Safety or Regulatory related change.

    Class 2     Urgent - Material lead time issue or problem resolution related change. Major Cost Reduction.

    Class 3     General Phase-In Related Changes

    Class 4     Other


Contact Persons:

            LOCATION                   PERSON                   PHONE
            --------                   ------                   -----
      North Sioux City, SD            Matt Merk            (605) 232-1620
      Singapore                       K.H. Teh             65-434-7151

Gateway 2000                   CONFIDENTIAL                   Form #30631401.000


                SUPPLIER ECR PROCESS - COMMUNICATIONS AND TRACKING


Engineering requests
change to existing part-----------
                                 |
                                 |
                                 |-------(If Gateway requests Change)
                                 |                       |
                                 |                       |
Corrective Action                |           Supplier submits SECR to NSC or---------------------------------------------
Request due to--------------------           Singapore Supplier Quality Group-------------------------------            |
Quality problem                                          |                                                 |            |
   (SQE)                                    SQE:                                                           |            |
                                            - Checks SECR for completeness                                 |            |
                                            - Assigns a Control #                                    Acknowledgement    |
                                            - Creates database record and                            Receipt sent to    |
Supplier Quality                            - (Singapore) forward information to------------------------Supplier        |
                                                NSC Supplier Quality                                                    |
                                            - Fowards SECR to Product Team                                              |
                                            - Inform Regional Materials/Purchasing                         --------------
                                            - Monitors progress.                                           |
                                                        |      |                                           |
                                                        |      ----------Return to SQE for                 |
                                                       SECR              Supplier Notification             |
                                                   necessary or          |      |                          |
                                             1     worthwhile to--------No      |                          |
Product Team                                         pursue?                    |                          |
                                                          |                     |                          |
                                                         Yes                    |                          |
                                                          |                     |                          |
                                       Engineering Testing and Verification     |                          |
                                                          |                     |                          |
Engineering Testing                                       |                     |                          |
                                                          |                     |                          |
                                                      Change/                   |                          |
                                             2  Revision perform as             |                          |
                                                      expected?-----------------No                         |
                                                          |                                                |
                                                         Yes                                               |
                                                          |                                                |
                                        Internal SECR/ECR Approval Process                                 |
                                                          |                                                |
                                            SQE:                                                           |
                                            - Log SECR Approval Information                          SECR Notice of
                                            - Forward to Singapore (if needed)--------------------Approval letter to
                                            - Notify Supplier and Regional                               Supplier
                                                Materials/Purchasing                                -Database Output-
Supplier Quality                            - Schedule follow-up Audit
                                                          |
                                        Regional Purchasing to revise or issue
                                            new Purchase Orders to determine
                                                 when material is to ship.


                                   EXHIBIT F



                         REGULATORY PROCEDURAL REQUIREMENTS


1) It is the responsibility of the vendor to provide Gateway 2000 with a product that meets the applicable regulatory requirements when placed in or combined with current Gateway 2000 personal computer systems.
2) All regulatory standards that pertain to radiated emissions will be measured at 10 meters. This will apply unless a regulatory standard specifically calls out another distance and then only with written acknowledgment for the Gateway 2000 Compliance department.
3) All products will permit Gateway 2000 systems to pass CISPR 22/EN 55022 Class B by a 4 dB margin when installed in or with current Gateway 2000 personal computer systems whether that configuration is to be sold world wide or not.
4) Compliance work that is to be conducted on a product by Gateway will be done at a test house that is specified by the Compliance Department of Gateway 2000.
5) The complete documentation and data supporting the regulatory certifications that a vendor has obtained for their product are to be submitted with the first prototypes or test samples to the Gateway 2000 Compliance Engineering Department. This applies to all products whether they are new products or products that are undergoing ECN's (Engineering Change Notices).
6) Any initial regulatory testing that Gateway conducts on a component prior to it being shipped in or with Gateway 2000 systems for the first time any where in the world will be the expense of Gateway 2000. If a component fails this initial testing it will be the responsibility of the Vendor to remedy the situation. Any regulatory testing after the initial regulatory test which may be necessary to get a failing component to pass the regulatory requirements of Gateway 2000 will be at the expense of the Vendor. After the Vendor makes the necessary adjustments to their component to get it to pass, the components will then be retested at a Gateway 2000 appointed test lab.
7) All products that Gateway 2000 sells can and will be periodically audited while configured in or with complete systems to ensure continued compliance with the relevant regulations. These audits (first test) will be conducted at a Gateway 2000 appointed test lab. When and/or if a given system is found to be non-compliant, the Compliance department or the appointed test lab will locate the source of the offending emission and the component that is responsible for producing it. At that time, the Vendor of that component will be notified that their product is no longer compliant and will, at their expense, remedy the situation. The fact that a given component has been repaired will be demonstrated in a follow up test (second test) at a Gateway 2000 appointed test lab. Upon successfully passing this second test this component will then be audited on a more frequent basis over the course of the next four months. If the component does not pass this test (second test) the vendor will again be notified and expected to remedy the situation. Any subsequent testing
   (after
   second test) to demonstrate compliance in or with Gateway systems will be at the expense of the Vendor. This phase of testing (second test) will be repeated until the component is again found to be compliant in or with Gateway 2000 computer systems.


CAUTION: The data contained herein is current as of June 12, 1996. Any changes in the countries that Gateway 2000 may begin to market into in the future are not reflected in the contents of this document. The regulations that are listed herein apply to the following countries: United States, Canada, European Community, Japan, Australia, New Zealand and Mexico. It is suggested that if you have a components that is not listed herein that you contact that Compliance/Engineering Department for a list of applicable regulations before the testing and evaluation process is scheduled to take place. Likewise, if Gateway begins to market into a country that is not listed above contact the Compliance Engineering department for assistance in compiling the regulations that are applicable in that country for your particular component. The Compliance/Engineering department reserves the right to change the above requirements at any time.


Although VCCI Class 2 ITE is listed for each component type listed herein, this set of regulations applies at the system level. That means that each time a different component is added to a system configuration the entire system must be re-tested to meet the standards.


External Speaker Kit Compliance Specifications


The Electromagnetic Compatibility and Safety regulations/standards outlined below are to be adhered to by every External Speakers that Gateway purchases with the intent of being added to any of the personal computer systems that Gateway currently sells or intends to sell in the future.


  - All External Speaker kits will allow any Gateway system to pass the following EMC Regulations, by the margins stated as applicable.
  - External Speaker kits will not degrade the EMC attributes of any Gateway system.


EMC REQUIREMENTS
*
1  FCC Part 15            Digital Computing and Radio
   Class B                Frequency Devices
2  CE Mark
   EN 50081-1             Electromagnetic Compatibility -
                          Generic Emission Standard, Part 1 -
                          Residential, Commercial and Light Industry

    EN 55022: 1995        Limits and Methods of Measurements of Radio
    Class B               Interference Characteristics of Information
                          Technology Equipment
    EN 61000-3-2: 1995    Limits for Harmonic Currents Emissions
                          (Equipment input current < 16 A per Phase)
    EN 61000-3-3: 1995     Voltage Fluctuations (Equipment input current < 16
                          A per phase)
    EN 50082-1: 1992      Electromagnetic Compatibility Generic Immunity
                          Standard; Part 1: Residential, Commercial and
                          Light Industry
    EN 6100-4-2: 1995     Electromagnetic Compatibility Part 4: Testing and
                          Measurement Techniques, Section 2: Electrostatic
                          Discharge Immunity Test - Test Level 4
    ENV 50140: 1994       Electromagnetic Compatibility for Industrial Process
                          Measurement and Control Equipment, Part 3: Radiated
                          Electromagnetic Field Requirements
    EN 61000-4-4: 1995    Electromagnetic Compatibility Part 4: Testing and
                          Measurement Techniques, Section 4: Electrical fast transient/burst Immunity Test

3   VCCI                  Voluntary Control Council for Interference by
    Class 2 ITE           Information Technology Equipment
4   AS/NZS 3548: 1992     Electromagnetic Interference - Limits and Methods
                          of Measurement of Information Technology Equipment
4   AS/NZS 3548: 1992     Electromagnetic Interference - Limits and Methods of
                          Measurement of Information Technology Equipment
- All radiated emissions testing will be conducted to CISPR 22 limits minus 4 dB conducted at 10 meters in compliance with ANSI C63.4.

       - All conducted emissions testing will be conducted to CISPR 22 limits minus 4 dB in accordance with ANSI C 63.4 requirements.


SAFETY REQUIREMENTS
*
1   UL 1950               Safety for Information Technology Equipment
2   CSA C22.2 No. 950      Information Processing and Business Equipment

    or
    cUL                   issued by UL based on the jointly issued Third
                          Edition of C22.2 No. 950/UL 1950
3   CE Mark               Safety of Information Technology Equipment,
    EN 60950              including Electrical Business Equipment
4   CB Scheme             Safety of Information Technology Equipment,
    IEC 950               including Electrical Business Equipment
                          - With country specific deviations for Chez
                          Republic, China, Hungary, Iceland, India, Israel,
                          Japan, Republic of Korea, Norway, Poland, Russian
                          Federation, Singapore, Slovenia, Switzerland,
                          Yugoslavia.
5   Dentori               Japanese Safety Standards
    T Mark
6   AS/NZS 3260: 1993     Safety of Information Technology Equipment
                          including Electrical Business Equipment

POWER CORDS
*
1    UL 1950              Safety for Information Technology Equipment
2    CSA C22.2 No. 950    Information Processing and Business Equipment
     or
     cUL                  issued by UL based on the jointly issued Third
                          Edition of C22.2 No. 950/UL 1950
3    Dentori              Japanese Safety Standard
     T Mark

                                       EXHIBIT G


                              Supplier Certification Plan


SUMMARY:

The Supplier Certification Plan will consist of three functions: (1) on-site survey results, (2) Gateway acceptance and (3) Supplier's process capability. Supplier's CPK level is to be >1.33; Gateway's acceptance is to be >99.7%; and the on-site survey is to be completed with no outstanding improvements or corrective actions.

PROCEDURE:

1) An on-site survey shall be conducted using the Gateway Supplier Qualification Survey procedure. The results of the survey shall be discussed with Supplier's representatives at the end of the survey. A copy of the completed survey procedure, along with implementation dates for any improvements (implementation dates to be provided by Supplier), shall remain with Supplier before leaving the Supplier being surveyed.

2)     The Commodity Qualification Procedure is to be completed.

3)     The commodity will be inspected/tested by Incoming Quality Assurance
(IQA). When twenty (20) continuous lots have been accepted, the commodity will go to a reduced sampling size inspection. At the reduced sample size, ten (10) continuous lots have been accepted, the commodity will go to skip lot inspection. The skip lot inspection will consist of inspection of every tenth (10th) lot for four (4) skip lots. If the four (4) skip lots are accepted, the commodity can go to "Ship to Stock" status provided that the 99.7% customer acceptance is met.

4) During Step 3, above, factory fallout and RMA retest statistical data will be evaluated for acceptance. If the trend from these two (2) locations show that quality enhancements are necessary, a corrective action plan will be generated. The commodity acceptance percentage is to be >99.7% to achieve a certification status.

5) Supplier's process capability must be >1.33 CPK/CP level or a 3000 parts per million (ppm) defect level. This defect level can be measured during the manufacturing process at critical process testing and data collection points. The manufacturing process flow chart should show these critical points and have histogram charts posted at each location reporting the CPK/CP level.

                                       EXHIBIT H


                                  Inspection Procedure

IQA Sample Acceptable Quality Level (AQL) for the three main types of commodity families as per Mil Spec 105E are:

                   1.0% = Printed Circuit Boards
                   1.0% = Mass Storage Devices, Monitors and Portables 2.5% = Sheet Metal and Plastic Parts

                                       EXHIBIT I


                          Supplier Quality Engineering Program

Gateway has an established Supplier Certification Program with established process survey and performance requirements. Supplier agrees to support these requirements.

If quality issues arise, Gateway SQE shall generate a Corrective Action Request (CAR). Supplier shall agree to support the CAR in the timeframe requested based on the critical nature of the action.

Supplier shall commit to the established process quality and performance goals established by Gateway with a continuous quality improvement program. The quality and performance goals are established for each commodity type based on the technology of that commodity to meet the MTBF at th system level.

                                             EXHIBIT J

                                         Gateway Trademarks
                                             (attached)

                                               [LOGO]

                                                           GRAPHICS


                                        General Logo Guideline


1. Use it.

The corporate logo must be placed prominently on all Gateway 2000 communication materials. That doesn't mean it has to be large and obnoxious - understated is usually better - but it should be plainly visible, visually separated from other type and graphics and positioned to draw the eye to it. It's our signature. You wouldn't send a letter without signing it, so don't produce materials for Gateway without using the corporate signature.

2. Don't change it.

It's equally important to leave the logo alone. Don't change it. The elements which make up the corporate logo should not be respaced or changed in proportionate size.

Don't add things to it. The logo must not be altered or have any other graphic device or typography attached. The only type that can be attached to the corporate logo is the slogan and only from the artwork provided.

[LOGO]



Exceptions: There are few "legal" exceptions to these guidelines.
The black bar may be omitted for used on product bezels. The design firm that created our cases in 1991 dropped the black bar and positioned Gateway 2000 slightly lower in relation to the "G." This was done because the black bar looked awkward on the cool gray cases. This logo style has since been used on all products. Therefore, we will continue to use it this way until cases are redesigned again we have the opportunity to re-evaluate how the logo looks on products. Artwork of this version of the logo is available, but you need approval from Global Marketing to use it.

Another exception is the use of drop shadows with the logo. It is acceptable to add subtle, soft drop shadow to make the logo stand off the page.

[LOGO]

GRAPHICS


3. Don't let other elements upstage it.

The corporate logo must never be used as a background. Do not screen it back and put other type over it. In short, the logo must never be upstaged by other graphics. It should be used as a dominant graphic element.

                                                                  [LOGO]

4. Don't invent new logos or brand icons.

Over the years we have accumulated a fleet of logos representing everything from software bundles to cow-spotted merchandise. This is counter-productive to building a strong brand. Viewers of our communications cannot be expected to remember multiple messages and symbols. We can only hope they remember one or two which is why we need to carefully evaluate the creation of any new symbols. Therefore, you must have approval from Brand Board before you can create a new logo or brand Icon.

5. Use only authorized artwork.

Don't even think about making your own artwork for the logo. Authorized artwork is available from Global Marketing. There are many copies of incorrect, distorted and generally mutilated logos out there, the result of years of unmitigated bootlegging. It's important to correct misuses of the logo and to eliminate all unauthorized copies of the logo.


                                                     [LOGO]
                                                     [LOGO]

GRAPHICS

Positioning

Don't crowd the logo. Keep other type and graphics at a respectful distance. That means measure the height of the zeros in 2000 and keep other elements at least this distance from the edge of the black bar. This measurement on all four sides of the logo creates a positioning boundary inside which no type of graphics are permitted.


                                       [LOGO]

The logo should also be reproduced against a background that provides strong readability. Don't print the logo on a background that is so busy it competes with the logo. Either a very dark or very light background works best.

                                            [LOGO]
                                            [LOGO]

GRAPHICS

CORPORATE COLORS

Gateway 2000's offical corporate colors are black and gold. The gold is a metalic color and should be as close as possible in color to real gold. The ink that reproduces our gold color best is Pantone Matching System (PMS) #872. An acceptable color can also be achieved using process printing colors in this combination:



[LOGO]

                                        EXHIBIT K

                              Federal Acquisition Regulations

The following contract clauses from the Federal Acquisition Regulations ("FAR") (48 C.F.R. Chapter 1) are incorporated by reference and shall have the same force and effect as if set forth in full text. In all of the following clauses, "Contractor" and "Offeror" shall mean Supplier. The clauses are those in effect as of the date of this contract.

52.203-7    Anti-Kickback Procedures.
52.204-2    Security Requirements.
52.212-8    Defense Priority and Allocation Requirements.
52.215-25   Subcontractor Cost or Pricing Data-Modification.
52.222-21   Certification of Nonsegregated Facilities.
52.222-26   Equal Opportunity.
52.222-36   Affirmative Action for Handicapped Workers.
52.223-3    Hazardous Material Identification and Material Safety Data.
52.225-11   Restrictions on Certain Foreign Purchases.
52.227-19   Commercial Computer Software--Restricted Rights.

If the Total Purchase Order Amount Exceeds $25,000, the following additional clauses shall be incorporated by reference:

52.215-2    Audit-Negotiations.
52.227-2    Notice and Assistance Regarding Patent and Copyright Infringement.

If the Total Purchase Order Amount excess $500,000, the following additional clauses shall be incorporated by reference:

52.219-9    Small Business and Small Disadvantaged Business Subcontractor's
            Plan.

The following clause form the General Services Acquisition Regulation (48 C.F.R., Chapter 5) in effect on the date of this Purchase Order shall be incorporated by references and shall have the same force and effect as if set forth in full text. The term "Contractor" as used in this clause shall mean Supplier.

552.215-70  Examination of Records by GSA.